Exhibit 99.2
NORTHERN TIER ENERGY LP
CONSOLIDATED BALANCE SHEETS
(in millions, except unit data)

	September 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$126.7	$272.9
Receivables, less allowance for doubtful accounts	154.7	129.3
Inventories	171.4	162.4
Other current assets	28.9	34.9
Total current assets	481.7	599.5
NON-CURRENT ASSETS
Equity method investment	86.5	87.5
Property, plant and equipment, net	435.7	386.0
Intangible assets	35.4	35.4
Other assets	27.2	28.4
Total Assets	$1,066.5	$1,136.8
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$302.6	$230.4
Accrued liabilities	52.3	77.4
Derivative liability	3.0	43.7
Total current liabilities	357.9	351.5
NON-CURRENT LIABILITIES
Long-term debt	275.0	275.0
Lease financing obligation	7.3	7.5
Other liabilities	18.2	19.0
Total liabilities	658.4	653.0
Commitments and contingencies
EQUITY
Accumulated other comprehensive loss	(2.3)	(2.5)
Partners’ capital (92,086,053 and 91,921,112 units issued and outstanding at September 30, 2013 and December 31, 2012, respectively)	410.4	486.3
Total equity	408.1	483.8
Total Liabilities and Equity	$1,066.5	$1,136.8
The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in millions, except unit and per unit data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
REVENUE (a)	$1,440.9	$1,263.5	$3,687.1	$3,417.8
COSTS, EXPENSES AND OTHER
Cost of sales (a)	1,308.8	929.2	3,153.3	2,594.0
Direct operating expenses	69.5	66.9	195.9	189.1
Turnaround and related expenses	12.2	2.1	49.2	17.1
Depreciation and amortization	9.8	8.3	27.8	24.6
Selling, general and administrative	17.8	22.0	64.2	67.1
Formation and offering costs	0.6	—	1.5	1.0
Contingent consideration loss	—	38.5	—	104.3
Other income, net	(5.1)	(2.9)	(11.6)	(6.2)
OPERATING INCOME	27.3	199.4	206.8	426.8
Realized gains (losses) from derivative activities	0.8	(44.7)	(19.7)	(165.0)
Loss on early extinguishment of derivatives	—	—	—	(136.8)
Unrealized gains (losses) from derivative activities	6.8	(70.3)	46.7	32.6
Interest expense, net	(6.3)	(15.6)	(19.0)	(36.7)
INCOME BEFORE INCOME TAXES	28.6	68.8	214.8	120.9
Income tax provision	(1.4)	(7.7)	(4.3)	(7.8)
NET INCOME	27.2	61.1	210.5	113.1
Other comprehensive income, net of tax	0.1	—	0.2	—
COMPREHENSIVE INCOME	$27.3	$61.1	$210.7	$113.1
EARNINGS PER UNIT INFORMATION:
Net Income		$61.1		$113.1
Net Income prior to initial public offering on July 31, 2012		(18.7)		(70.7)
Net Income subsequent to initial public offering on July 31, 2012		$42.4		$42.4
BASIC:
Weighted average number of units outstanding	91,915,000	91,915,000	91,915,000	91,915,000
Earnings per common unit	$0.30	$0.46	$2.29	$0.46
DILUTED:
Weighted average number of units outstanding	91,921,616	91,915,000	91,930,721	91,915,000
Earnings per common unit	$0.30	$0.46	$2.29	$0.46
SUPPLEMENTAL INFORMATION:
(a) Excise taxes included in revenue and cost of sales	$91.8	$78.2	$233.7	$215.0
The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN TIER ENERGY LP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Nine Months Ended
Increase (decrease) in cash	September 30, 2013	September 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$210.5	$113.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27.8	24.6
Non-cash interest expense	1.8	8.1
Equity-based compensation expense	6.4	1.4
Deferred income taxes	—	7.7
Contingent consideration loss	—	104.3
Unrealized gains from derivative activities	(46.7)	(32.6)
Loss on early extinguishment of derivatives	—	136.8
Changes in assets and liabilities, net:
Accounts receivable	(25.4)	(52.7)
Inventories	(9.0)	(2.1)
Other current assets	12.0	9.2
Accounts payable and accrued expenses	47.3	(136.4)
Other, net	(2.1)	(6.6)
Net cash provided by operating activities	222.6	174.8
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(76.9)	(13.3)
Return of capital from investments	0.9	1.3
Net cash used in investing activities	(76.0)	(12.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of senior secured notes	—	(29.0)
Proceeds from IPO, net of direct costs of issuance	—	230.4
Equity distributions	(292.8)	(164.2)
Net cash (used in) provided by financing activities	(292.8)	37.2
CASH AND CASH EQUIVALENTS
Change in cash and cash equivalents	(146.2)	200.0
Cash and cash equivalents at beginning of period	272.9	123.5
Cash and cash equivalents at end of period	$126.7	$323.5
The accompanying notes are an integral part of these consolidated financial statements.

NORTHERN TIER ENERGY LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1. DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION
Description of the Business
Northern Tier Energy LP (“NTE LP” or the “Company”) is an independent downstream energy company with refining, retail and pipeline operations that serve the Petroleum Administration for Defense District II (“PADD II”) region of the United States. NTE LP holds 100% of the membership interest in Northern Tier Energy LLC (“NTE LLC”) and was organized in such a way as to be treated as a master limited partnership (“MLP”) for tax purposes. NTE LLC was a wholly-owned subsidiary of Northern Tier Holdings LLC (“NT Holdings”) until July 31, 2012. On July 31, 2012, NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in connection with the closing of the underwritten initial public offering of NTE LP (the “IPO,” see Note 3). NT Holdings is a wholly-owned subsidiary of Northern Tier Investors LLC (“NT Investors”). NT Investors, NT Holdings and NTE LLC were formed by ACON Refining Partners L.L.C., TPG Refining L.P. and certain members of management (collectively, the “Investors”) during 2010. The St. Paul Park Refinery and Retail Marketing Business were formerly owned and operated by subsidiaries of Marathon Oil Corporation (“Marathon Oil”). These subsidiaries, Marathon Petroleum Company, LP (“MPC LP”), Speedway LLC (“Speedway”) and MPL Investments LLC, are together referred to as “MPC” or “Marathon” and are now subsidiaries of Marathon Petroleum Corporation (“Marathon Petroleum”). Marathon Petroleum was a wholly-owned subsidiary of Marathon Oil until June 30, 2011. Effective December 1, 2010, NTE LLC acquired the business from Marathon for approximately $608 million (the “Marathon Acquisition,” see Note 5).
NTE LP includes the operations of NTE LLC, St. Paul Park Refining Co. LLC (“SPPR”), Northern Tier Retail Holdings LLC (“NTRH”) and Northern Tier Oil Transport LLC (“NTOT”). NTRH is the parent company of Northern Tier Retail LLC (“NTR”) and Northern Tier Bakery LLC (“NTB”). NTR is the parent company of SuperAmerica Franchising LLC (“SAF”). In connection with the IPO (see Note 3), NTE LLC contributed all of its membership interests in NTR, NTB and SAF to NTRH in exchange for all of the membership interests in NTRH. Effective August 1, 2012, NTRH elected to be treated as a corporation for income tax purposes in order to preserve the MLP tax status of NTE LP. SPPR has a 17% interest in MPL Investments Inc. (“MPLI”) and a 17% interest in Minnesota Pipe Line Company, LLC (“MPL”). MPLI owns 100% of the preferred interest in MPL which owns and operates a 455,000 barrel per day (“bpd”) crude oil pipeline in Minnesota (see Note 2). NTOT is a crude oil trucking business in North Dakota that collects crude oil directly from wellheads in the Bakken Shale and transports it to regional pipeline and rail facilities.
As of September 30, 2013, SPPR, which is located in St. Paul Park, Minnesota, has total crude oil throughput capacity of 89,500 barrels per calendar day. Refining operations include crude fractionation, catalytic cracking, hydrotreating, reforming, alkylation, sulfur recovery and a hydrogen plant. The refinery processes predominately North Dakota and Canadian crude oils into products such as gasoline, diesel, jet fuel, kerosene, asphalt, propane, propylene and sulfur. The refined products are sold to markets primarily located in the Upper Great Plains of the United States.
As of September 30, 2013, NTR operates 163 convenience stores under the SuperAmerica brand and SAF supports 74 franchised stores which also utilize the SuperAmerica brand. These 237 SuperAmerica stores are primarily located in Minnesota and Wisconsin and sell gasoline, merchandise, and in some locations, diesel fuel. There is a wide range of merchandise sold at the stores including prepared foods, beverages and non-food items. The merchandise sold includes a significant number of proprietary items.
NTB prepares and distributes food products under the SuperMom’s Bakery brand primarily to SuperAmerica branded retail outlets.
Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the periods reported have been included. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013, or for any other period.
The consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements of NTE LP at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. The accompanying consolidated financial statements should be read in conjunction with the Company’s 2012 Annual Report on Form 10-K.
2. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES
Principles of Consolidation
NTE LP is a Delaware limited partnership that was established as Northern Tier Energy, Inc. on October 24, 2011 and was subsequently converted into NTE LP as of June 4, 2012. On July 31, 2012, NTE LP closed its IPO whereby it sold 18,687,500 limited partnership units to the public. In connection with the closing of the IPO, NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in exchange for 54,844,500 common units and 18,383,000 PIK units, which were subsequently converted into common units, of NTE LP (see Note 3). Upon the closing of the IPO, the consolidated historical financial statements of NTE LLC became the historical financial statements of NTE LP. NTE LP consolidates all accounts of NTE LLC and its subsidiaries. NTE LLC consolidates all accounts of SPPR and NTRH. All significant intercompany accounts have been eliminated in these consolidated financial statements.
The Company’s common equity interest in MPL is accounted for using the equity method of accounting in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 323. Equity income from MPL represents the Company’s proportionate share of net income available to common equity owners generated by MPL.
The equity method investment is assessed for impairment whenever changes in facts or circumstances indicate a loss in value has occurred. When the loss is deemed to be other than temporary, the carrying value of the equity method investment is written down to fair value, and the amount of the write-down is included in net income. See Note 8 for further information on the Company’s equity method investment.
MPLI owns all of the preferred membership units of MPL. This investment in MPLI, which provides the Company no significant influence over MPLI, is accounted for as a cost method investment. The investment in MPLI is carried at a cost of $6.8 million as of September 30, 2013 and $6.9 million as of December 31, 2012 and is included in other noncurrent assets within the consolidated balance sheets.
Use of Estimates
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.
Operating Segments
The Company has two reportable operating segments; Refining and Retail (see Note 21 for further information on the Company’s operating segments). The Refining and Retail operating segments consist of the following:

•	Refining – operates the St. Paul Park, Minnesota refinery, terminal and related assets, and includes the Company’s interest in NTOT, MPL and MPLI, and

•	Retail – operates 163 convenience stores primarily in Minnesota and Wisconsin. The retail segment also includes the operations of NTB and SAF.
Cash and Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets. Such assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected undiscounted future cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset.

When property, plant and equipment depreciated on an individual basis is sold or otherwise disposed of, any gains or losses are reported in the consolidated statements of operations. Gains on the disposal of property, plant and equipment are recognized when earned, which is generally at the time of sale. If a loss on disposal is expected, such losses are generally recognized when the assets are classified as held for sale.
Expenditures for routine maintenance and repair costs are expensed when incurred. Refinery process units require periodic major maintenance and repairs that are commonly referred to as “turnarounds.” The required frequency of the maintenance varies by unit, but generally is every two to six years depending on the processing unit involved. Turnaround costs are expensed as incurred.
Derivative Financial Instruments
The Company is exposed to earnings and cash flow volatility based on the timing and change in refined product prices and crude oil prices. To manage these risks, the Company may use derivative instruments associated with the purchase or sale of crude oil and refined products. Crack spread future and swap contracts are used to hedge the volatility of refining margins. The Company also may use futures contracts to manage price risks associated with inventory quantities above or below target levels. The Company does not enter into derivative contracts for speculative purposes. All derivative instruments are recorded in the consolidated balance sheet at fair value and are classified depending on the maturity date of the underlying contracts. Changes in the fair value of its contracts are accounted for by marking them to market and recognizing any resulting gains or losses in its statements of operations. These gains and losses are reported as operating activities within the consolidated statements of cash flows.
Excise Taxes
The Company is required by various governmental authorities, including federal and state, to collect and remit taxes on certain products. Such taxes are presented on a gross basis in revenue and cost of sales in the consolidated statements of operations. These taxes totaled $91.8 million and $78.2 million for the three months ended September 30, 2013 and 2012, respectively, and $233.7 million and $215.0 million for the nine months ended September 30, 2013 and 2012, respectively.
Income Taxes
Effective August 1, 2012, NTRH elected to be treated as a corporation for income tax purposes in order to preserve the MLP tax status of NTE LP. As such, the Company has recorded deferred tax assets and deferred tax liabilities related to NTRH as of the election date. Additionally, the Company recorded current period income taxes for all periods subsequent to August 1, 2012 (see Note 6) at the NTRH level. Prior to August 1, 2012, all of the Company’s income was derived from subsidiaries which were limited liability companies and were therefore pass-through entities for federal income tax purposes. As a result, the Company did not incur federal income taxes prior to this date. The Company’s policy is to recognize interest related to any underpayment of taxes as interest expense and any penalties as administrative expenses.
Product Exchanges
The Company enters into exchange contracts whereby it agrees to deliver a particular quantity and quality of crude oil or refined products at a specified location and date to a particular counterparty and to receive from the same counterparty a particular quantity and quality of crude oil or refined products at a specified location on the same or another specified date. The exchange receipts and deliveries are nonmonetary transactions, with the exception of associated grade or location differentials that are settled in cash. These transactions are not recorded as revenue because they involve the exchange of inventories held in the ordinary course of business to facilitate sales to customers or delivery of feedstocks to our refinery. The exchange transactions are recognized at the carrying amount of the inventory transferred plus or minus any cash settlement due to grade or location differentials.
Accounting Developments
In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Other Comprehensive Income,” which requires public companies to present information about reclassification adjustments from accumulated other comprehensive income in their annual and interim financial statements in a single note or on the face of the financial statements. This standard is effective prospectively for annual and interim reporting periods beginning after December 15, 2012. The Company’s presentation of comprehensive income in this quarterly report complies with this accounting standard.

3. INITIAL PUBLIC OFFERING OF NORTHERN TIER ENERGY LP
On July 25, 2012, NTE LP priced 16,250,000 common units in its IPO at a price of $14.00 per unit, and on July 26, 2012, NTE LP common units began trading on the New York Stock Exchange (ticker symbol: NTI). NTE LP closed its IPO of 18,687,500 common units, which included 2,437,500 common units issued pursuant to the underwriters’ exercise of their option to purchase additional common units, on July 31, 2012.
The net proceeds from the IPO of approximately $245 million, after deducting the underwriting discount, along with approximately $56 million of cash on hand were used to: (i) distribute approximately $124 million to NT Holdings, of which approximately $92 million was used to redeem Marathon’s existing preferred interest in NT Holdings and $32 million was distributed to ACON Refining Partners L.L.C., TPG Refining L.P. and entities in which certain members of the Company’s management team hold an ownership interest, (ii) pay $92 million to J. Aron & Company, an affiliate of Goldman, Sachs & Co., related to deferred payment obligations from the early extinguishment of derivatives (see Note 11), (iii) pay $40 million to Marathon, which represents the cash component of a settlement agreement NTE LLC entered into with Marathon in satisfaction of a contingent consideration arrangement that was part of the Marathon Acquisition (see Note 5), (iv) redeem $29 million of NTE LLC senior secured notes at a redemption price of 103% of the principal amount thereof, plus accrued interest, for an estimated $31 million, and (v) pay other offering costs of approximately $15 million.
In connection with the closing of the IPO the following transactions and events occurred in the third quarter of 2012:

•	The settlement agreement with Marathon with respect to the contingent consideration arrangements that were entered into in connection with the Marathon Acquisition became effective (see Note 5);

•	The Company’s management services agreement with ACON Refining Partners L.L.C and TPG Refining L.P. (see Note 4) was terminated;

•	NT Holdings contributed all of its membership interests in NTE LLC to NTE LP in exchange for 54,844,500 common units and 18,383,000 PIK units;

•	NTE LP issued 18,687,500 common units to the public, representing a 20.3% limited partner interest; and

•	NTRH elected to be treated as a corporation for federal income tax purposes, subjecting it to corporate-level tax.
4. RELATED PARTY TRANSACTIONS
The Investors, which include ACON Refining Partners L.L.C. and TPG Refining L.P., are related parties of the Company. MPL is also a related party of the Company. Subsequent to the Marathon Acquisition (see Note 5), the Company entered into a crude oil supply and logistics agreement with a third party and no longer has direct supply transactions with MPL.
Upon completion of the Marathon Acquisition, the Company entered into a management services agreement with the Investors pursuant to which they provided the Company with ongoing management, advisory and consulting services. This management services agreement was terminated in conjunction with the IPO of NTE LP as of July 31, 2012. While this agreement was in effect, the Investors also received quarterly management fees equal to 1% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $2 million), as well as reimbursements for out-of pocket expenses incurred by them in connection with providing such management services. The Company recognized management fees relating to these services of $0.3 million and $2.5 million for the three and nine months ended September 30, 2012, respectively. As a result of the IPO, the Company was required to pay the Investors a specified success fee of $7.5 million that is a part of the IPO offering expenses discussed in Note 3.
5. MARATHON ACQUISITION
As previously described in Note 1, effective December 1, 2010, the Company acquired the business from MPC for $608 million. The Marathon Acquisition was accounted for by the purchase method of accounting for business combinations. Included in this amount was the estimated fair value of earn-out payments of $54 million as of the acquisition date. Of the remainder of the $608 million purchase price, $361 million was paid in cash as of December 31, 2010 and $80 million was satisfied by issuing MPC a perpetual payment in kind preferred interest in NT Holdings. The residual purchase price of $113 million (excluding the contingent earn-out consideration) was paid during the three months ended March 31, 2011. Upon the closing of the IPO, MPC’s perpetual payment in kind preferred interest in NT Holdings was redeemed at par plus accrued interest for a total of approximately $92 million.
The Marathon Acquisition included contingent consideration arrangements under which the Company could have received margin support payments of up to $60 million from MPC or could have paid MPC net earn-out payments of up to $125 million over the term of the arrangements, depending on the Company’s Adjusted EBITDA as defined in the arrangements. On May 4, 2012, NTE LLC entered into a settlement agreement with MPC regarding the contingent consideration. The settlement agreement was contingent upon the consummation of the IPO, which occurred on July 31, 2012 (see Note 3). Pursuant to this settlement agreement, MPC received $40 million of the net proceeds from the IPO and NT Holdings issued MPC a new $45 million perpetual payment in kind preferred interest in NT Holdings in consideration for relinquishing all claims with respect to earn-out payments under the contingent consideration agreement. The Company also agreed, pursuant to the settlement agreement, to relinquish all claims to margin support payments under the margin support agreement. While outstanding, this preferred interest in NT Holding was not dilutive to NTE LP unitholders.
In September 2013, NT Holding redeemed MPC’s preferred interest in full with proceeds received from its secondary offering of NTE LP units to the public during the three months ended September 30, 2013 (see Note 13). The redemption of the preferred interest had no dilutive impact to NTE LP unitholders.
6. INCOME TAXES
On July 31, 2012, NTRH was established as the parent company of NTR and NTB. NTRH elected to be taxed as a corporation for federal and state income tax purposes effective August 1, 2012. Prior to that, no provision for federal income tax was calculated on earnings of the Company or its subsidiaries as all entities were non-taxable.
On August 1, 2012, the Company recorded an $8.0 million tax charge to recognize its deferred tax asset and liability positions as of NTRH’s election to be taxed as a corporation. As of NTRH’s election date, the Company recorded a current deferred tax asset of $2.2 million, included in other current assets, and a non-current deferred tax liability of $10.2 million, included in other liabilities.
The Company’s effective tax rate for the three months ended September 30, 2013 and 2012, was 4.9% and 11.2%, respectively. For the nine months ended September 30, 2013 and 2012, the Company’s effective tax rate was 2.0% and 6.5%, respectively. For the nine months ended September 30, 2013 and 2012, the Company’s effective tax rate was less than the combined federal and state expected statutory tax rate of 40.6% and 40.4%, respectively. This was primarily due to the fact that only the retail operations of the Company are taxable entities. Additionally, both the three and nine months ended September 30, 2012 were impacted by the opening deferred tax charge of $8.0 million which had the effect of increasing the effective tax rate.
7. INVENTORIES

	September 30,	December 31,
(in millions)	2013	2012
Crude oil and refinery feedstocks	$24.9	$9.7
Refined products	110.3	117.0
Merchandise	21.6	20.8
Supplies and sundry items	14.6	14.9
Total	$171.4	$162.4
The LIFO method accounted for 79% and 78% of total inventory value at September 30, 2013 and December 31, 2012, respectively.
8. EQUITY METHOD INVESTMENT
The Company has a 17% common equity interest in MPL. The carrying value of this equity method investment was $86.5 million and $87.5 million at September 30, 2013 and December 31, 2012, respectively.
As of September 30, 2013 and December 31, 2012, the carrying amount of the equity method investment was $6.5 million and $6.7 million higher than the underlying net assets of the investee, respectively. The Company is amortizing this difference over the remaining life of MPL’s primary asset (the fixed asset life of the pipeline).
Distributions received from MPL were $2.4 million and $4.2 million for the three months ended September 30, 2013 and 2012, respectively, and $8.5 million and $10.0 million for the nine months ended September 30, 2013 and 2012, respectively. Equity income from MPL was $2.4 million and $2.8 million for the three months ended September 30, 2013 and 2012, respectively, and $7.6 million and $8.7 million for the nine months ended September 30, 2013 and 2012, respectively.

9. PROPERTY, PLANT AND EQUIPMENT
Major classes of property, plant and equipment (“PP&E”) consisted of the following:

	Estimated	September 30,	December 31,
(in millions)	Useful Lives	2013	2012
Land		$9.0	$8.9
Retail stores and equipment	2 - 22 years	50.5	49.1
Refinery and equipment	5 - 24 years	392.9	330.4
Buildings and building improvements	25 years	8.9	8.3
Software	5 years	18.3	17.8
Vehicles	5 years	4.7	2.9
Other equipment	2 - 7 years	8.2	6.1
Precious metals		10.6	10.5
Assets under construction		21.1	14.3
		524.2	448.3
Less: accumulated depreciation		88.5	62.3
Property, plant and equipment, net		$435.7	$386.0
PP&E includes gross assets acquired under capital leases of $7.9 million at both September 30, 2013 and December 31, 2012, with related accumulated depreciation of $1.1 million and $0.7 million, respectively. The Company had depreciation expense related to capitalized software of $0.9 million for both the three months ended September 30, 2013 and 2012 and $2.7 million and $2.5 million for the nine months ended September 30, 2013 and 2012, respectively.
10. INTANGIBLE ASSETS
Intangible assets are comprised of franchise rights amounting to $19.8 million and trademarks amounting to $15.6 million at both September 30, 2013 and December 31, 2012. These assets have an indefinite life and therefore are not amortized, but rather are tested for impairment annually or sooner if events or changes in circumstances indicate that the fair value of the intangible asset has been reduced below carrying value.
11. DERIVATIVES
The Company is subject to crude oil and refined product market price fluctuations caused by supply conditions, weather, economic conditions and other factors. In October 2010, at the request of the Company, MPC initiated a strategy to mitigate refining margin risk on a portion of the business’s 2011 and 2012 projected refining production. In connection with the Marathon Acquisition, derivative instruments executed pursuant to this strategy, along with all corresponding rights and obligations, were assumed by the Company. The Company also may periodically use futures contracts to manage price risks associated with inventory quantities above or below target levels.
Under the risk mitigation strategy, the Company may buy or sell an amount equal to a fixed price times a certain number of barrels, and to buy or sell in return an amount equal to a specified variable price times the same amount of barrels. Physical volumes are not exchanged and these contracts are net settled with cash. The contracts are not being accounted for as hedges for financial reporting purposes. The Company recognizes all derivative instruments as either assets or liabilities at fair value on the balance sheet and any related net gain or loss is recorded as a gain or loss in the derivative activity captions on the consolidated statements of operations. Observable quoted prices for similar assets or liabilities in active markets (Level 2 as described in Note 14) are considered to determine the fair values for the purpose of marking to market the derivative instruments at each period end. At September 30, 2013 and December 31, 2012, the Company had open commodity derivative instruments consisting of crude oil futures to buy approximately one million and five million barrels, respectively, and refined products futures and swaps to sell approximately one million and five million barrels, respectively, primarily to mitigate the volatility of refining margins through 2013.

For the three months ended September 30, 2013 and 2012, the Company recognized a net gain of $7.6 million and a net loss of $115.0 million, respectively, related to derivative activities. Of the total gains and losses on derivatives, $0.8 million represented a realized gain on settled contracts for the three months ended September 30, 2013 and $44.7 million represented a realized loss on settled contracts for the three months ended September 30, 2012. Additionally, the Company recognized unrealized gains of $6.8 million and unrealized losses $70.3 million on open contracts for the three months ended September 30, 2013 and 2012, respectively.
For the nine months ended September 30, 2013 and 2012, the Company recognized a net gain of $27.0 million and a net loss of $269.2 million, respectively, related to derivative activities. Of these total impacts, $19.7 million and $301.8 million represented realized losses on settled contracts (including early extinguishments in 2012 as noted below) for the nine months ended September 30, 2013 and 2012, respectively. Additionally, the Company recognized unrealized gains of $46.7 million and $32.6 million on open contracts for the nine months ended September 30, 2013 and 2012, respectively.
During the first and second quarter of 2012, the Company entered into arrangements to settle or re-price a portion of its existing derivative instruments ahead of their respective expiration dates. The Company incurred $136.8 million of realized losses related to these early extinguishments. The cash payments for the early extinguishment of these derivative instruments were deferred at the time of settlement. In August 2012, the Company paid $92 million related to these early settlements with the proceeds from the IPO (see Note 3). The remainder of these losses began to come due beginning in September 2012 and will be fully paid by January 2014. The early extinguishments were treated as a current period loss as of the date of extinguishment. Interest accrues on the deferred loss liabilities at a weighted average interest rate of 7.1%. Interest expense related to these liabilities was $0.1 million and $1.0 million for the three months ended September 30, 2013 and 2012, respectively, and $0.6 million and $2.0 million for the nine months ended September 30, 2013 and 2012, respectively. The remaining deferred payment obligations related to these early extinguishment losses are included in the September 30, 2013 balance sheet as $5.2 million within current liabilities. At December 31, 2012, these deferred payment obligations are included in the balance sheet as $28.9 million within current liabilities and $0.9 million in long-term liabilities under the accrued liabilities and other liabilities captions, respectively.
The following table summarizes the fair value amounts of the Company’s outstanding derivative instruments by location on the balance sheet as of September 30, 2013 and December 31, 2012:

(in millions)	Balance Sheet Classification	September 30, 2013	December 31, 2012
Commodity swaps and futures	Other current assets	$8.1	$2.1
Commodity swaps and futures	Derivative liability	(3.0)	(43.7)
Net asset (liability) position		$5.1	$(41.6)
The Company is exposed to credit risk in the event of nonperformance by its counterparties on these derivative instruments. The counterparties are large financial institutions with credit ratings of at least BBB by Standard and Poor’s and A3 by Moody’s. In the event of default, the Company would potentially be subject to losses on a derivative instrument’s mark-to-market gains. The Company does not expect nonperformance on any of its derivative instruments.
The Company is not subject to any margin calls for these crack spread derivatives and the counterparties do not have the right to demand collateral.
12. DEBT
During the year ended December 31, 2012, the Company redeemed the $290 million outstanding of its 10.50% Senior Secured Notes due December 1, 2017 (“2017 Secured Notes”), completed a $275 million private placement of its 7.125% Senior Secured Notes due November 15, 2020 (“2020 Secured Notes”) and amended its $300 million secured asset-based revolving credit facility established at inception (“Initial ABL Facility”). The 2017 Senior Secured Notes and Initial ABL Facility were entered into in connection with the Marathon Acquisition.
2020 Secured Notes
On November 8, 2012, NTE LLC privately placed $275 million in aggregate principal amount of 7.125% senior secured notes due 2020. The 2020 Secured Notes are guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future 100% direct and indirect subsidiaries on a full and unconditional basis; however, there are certain obligations not on a full and unconditional basis as a result of subsidiaries being able to be released as guarantors under certain customary circumstances for such arrangements. A subsidiary guarantee can be released under customary circumstances, including (a) the sale of the subsidiary, (b) the subsidiary is declared “unrestricted,” (c) the legal or covenant defeasance or satisfaction and discharge of the indenture, or (d) liquidation or dissolution of the subsidiary. The 2020 Secured Notes and the subsidiary note guarantees are secured on a pari passu basis with certain hedging agreements by a first-priority security interest in substantially all present and hereinafter acquired tangible and intangible assets of NTE LLC and each of the subsidiary guarantors and by a second-priority security interest in the inventory, accounts receivable, investment property, general intangibles, deposit accounts and cash and cash equivalents collateralized by the ABL facility. Additionally, the 2020 Secured Notes are fully and unconditionally guaranteed on a senior unsecured basis by NTE LP. The Company is required to make interest payments on May 15 and November 15 of each year, which commenced on May 15, 2013. There are no scheduled principal payments required prior to the notes maturing on November 15, 2020.
At any time prior to the maturity date of the notes, the Company may, at its option, redeem all or any portion of the notes for the outstanding principal amount plus unpaid interest and a make-whole premium as defined in the indenture. If the Company experiences a change in control or makes certain asset dispositions, as defined under the indenture, the Company may be required to repurchase all or part of the notes plus unpaid interest and, in certain cases, pay a redemption premium.
The 2020 Secured Notes contain certain covenants that, among other things, limit the ability, subject to certain exceptions, of the Company to incur additional debt or issue preferred stock, to purchase, redeem or otherwise acquire or retire our equity interests, to make certain investments, loans and advances, to sell, lease or transfer any of our property or assets, to merge, consolidate, lease or sell substantially all of the Company’s assets, to suffer a change of control and to enter into new lines of business.
ABL Facility
On July 17, 2012, the Company entered into an amendment of its Initial ABL Facility. The amendment to the Initial ABL Facility (the “Amended ABL Facility”) is a $300 million secured asset-based revolving credit facility with a maturity date of July 17, 2017.
The Amended ABL Facility includes a springing financial covenant to provide that, if the amount available under the revolving credit facility is less than the greater of (i) 12.5% (changed from 15%) of the lesser of (x) the $300 million commitment amount and (y) the then-applicable borrowing base and (ii) $22.5 million, the Company must comply with a minimum Fixed Charge Coverage Ratio (as defined in the Amended ABL Facility) of at least 1.0 to 1.0. Other covenants include, but are not limited to: restrictions, subject to certain exceptions, on the ability of the Company and its subsidiaries to sell or otherwise dispose of assets, incur additional indebtedness or issue preferred stock, pay dividends and distributions or repurchase capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, and engage in certain transactions with affiliates.
Borrowings under the Amended ABL Facility bear interest, at the Company’s option, at either (a) an alternative base rate, plus an applicable margin (ranging between 1.00% and 1.50%) or (b) a LIBOR rate plus applicable margin (ranging between 2.00% and 2.50%). The alternate base rate is the greater of (a) the prime rate, (b) the Federal Funds Effective rate plus 50 basis points, or (c) the one-month LIBOR rate plus 100 basis points and a spread of up to 225 basis points based upon percentage utilization of this facility. In addition to paying interest on outstanding borrowings, the Company is also required to pay an annual commitment fee ranging from 0.375% to 0.500% and letter of credit fees.
As of September 30, 2013, the borrowing base under the Amended ABL Facility was $173.4 million and availability under the Amended ABL Facility was $136.9 million (which is net of $36.5 million in outstanding letters of credit). The Company had no borrowings under the Amended ABL Facility at September 30, 2013 or December 31, 2012.
13. EQUITY
Public Offerings
As discussed in Note 3, concurrent with the closing of the IPO, NT Holdings contributed its membership interests in NTE LLC to NTE LP in exchange for 54,844,500 common units and 18,383,000 PIK common units. Additionally, NTE LP issued 18,687,500 common units to the public for total common units outstanding as of the IPO of 91,915,000, all of which represent limited partnership interests in NTE LP. NT Holdings is also the sole member in Northern Tier Energy GP LLC, the non-economic general partner of NTE LP. In November 2012, the PIK common units initially issued to NT Holdings were converted into common units in conjunction with an amendment to the indenture governing the 2017 Secured Notes.

Additionally, during the nine months ended September 30, 2013, NT Holdings completed three secondary public offerings of 37,605,000 common units in total. These offerings did not increase the total common units outstanding and the Company received no proceeds. Under the Company’s partnership agreement, the offering costs from subsequent offerings of the Company’s units to the public by NT Holdings are incurred by the Company. During the nine months ended September 30, 2013, the Company incurred $1.5 million of offering costs from these secondary offerings.

Distribution Policy
The Company expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Distributions will be equal to the amount of available cash generated in such quarter. Available cash for each quarter will generally equal the Company’s cash flow from operations for the quarter excluding working capital changes, less cash required for maintenance capital expenditures, reimbursement of expenses incurred by the Company’s general partner and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of the Company’s general partner deems necessary or appropriate, including reserves for turnaround and related expenses. The amount of quarterly distributions, if any, will vary based on operating cash flow during such quarter. As a result, quarterly distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in, among other factors, (i) operating performance, (ii) cash flows caused by, among other things, fluctuations in the prices of crude oil and other feedstocks and the prices received for finished products, (iii) working capital requirements, (iv) capital expenditures and (v) cash reserves deemed necessary or appropriate by the board of directors of NTE LP’s general partner. Such variations in the amount of the quarterly distributions may be significant. The Company’s general partner has no incentive distribution rights.
The following table details the distributions paid during the nine months ended September 30, 2013 (in millions, except per unit amounts):

Date Declared	Date Paid	Common Units	Distribution per common unit	Total Distribution
February 11, 2013	February 28, 2013	91.9	$1.27	$116.7
May 13, 2013	May 30, 2013	92.2	$1.23	$113.4
August 13, 2013	August 29, 2013	92.2	$0.68	$62.7
On November 11, 2013, the Company declared a quarterly distribution of $0.31 per unit to common unitholders of record on November 21, 2013, payable on November 27, 2013. This distribution of approximately $29 million in aggregate is based on available cash generated during the three months ended September 30, 2013.
Earnings per Unit
The following tables illustrate the computation of basic and diluted earnings per unit for the three and nine months ended September 30, 2013.

	Three months ended September 30,		Nine months ended September 30,
(in millions, except unit and per-unit data)	2013	2012	2013	2012
Net income available to common unitholders (a)	$27.2	$42.4	$210.5	$42.4
Weighted average outstanding common units	91,915,000	91,915,000	91,915,000	91,915,000
Dilutive effect of contingently issuable performance based unit awards	6,616	—	15,721	—
Weighted average diluted shares	91,921,616	91,915,000	91,930,721	91,915,000
Basic earnings per unit	$0.30	$0.46	$2.29	$0.46
Diluted earnings per unit	$0.30	$0.46	$2.29	$0.46

(a)	for 2012 calculations, net income availabe to common unitholders excludes earnings attributable to the period prior to our IPO date of July 31, 2012
Diluted earnings per unit for both the three and nine months ended September 30, 2013 include contingently issuable unit awards granted to certain members of management in the second quarter of 2013 (see Note 16). These awards are in the form of restricted units and are contingent upon the completion of service and, in certain cases, upon the Company’s achievement of certain performance targets. The number of units ultimately issued under the performance based grants will depend on actual results. As of September 30, 2013, the Company has included the dilutive impact of awards where the completion of a requisite service period and the achievement of a performance target are considered probable.
14. FAIR VALUE MEASUREMENTS
As defined in GAAP, fair value is the price that would be received for the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP describes three approaches to measuring the fair value of assets and liabilities: the market approach, the income approach and the cost approach, each of which includes multiple valuation techniques. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to measure fair value by converting future amounts, such as cash flows or earnings, into a single present value amount using current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace the service capacity of an asset. This is often referred to as current replacement cost. The cost approach assumes that the fair value would not exceed what it would cost a market participant to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence.
Accounting guidance does not prescribe which valuation technique should be used when measuring fair value and does not prioritize among the techniques. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs used in applying the various valuation techniques. Inputs broadly refer to the assumptions that market participants use to make pricing decisions, including assumptions about risk. Level 1 inputs are given the highest priority in the fair value hierarchy while Level 3 inputs are given the lowest priority. The three levels of the fair value hierarchy are as follows:

•
Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2 – Observable market-based inputs or unobservable inputs that are corroborated by market data. These are inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3 – Unobservable inputs that are not corroborated by market data and may be used with internally developed methodologies that result in management’s best estimate of fair value.
The Company uses a market or income approach for recurring fair value measurements and endeavors to use the best information available. Accordingly, valuation techniques that maximize the use of observable inputs are favored. The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement of assets and liabilities within the levels of the fair value hierarchy.
The Company’s current asset and liability accounts contain certain financial instruments, the most significant of which are trade accounts receivables and trade payables. The Company believes the carrying values of its current assets and liabilities approximate fair value. The Company’s fair value assessment incorporates a variety of considerations, including the short-term duration of the instruments, the Company’s historical incurrence of insignificant bad debt expense and the Company’s expectation of future insignificant bad debt expense, which includes an evaluation of counterparty credit risk.

The following table provides the assets and liabilities carried at fair value measured on a recurring basis at September 30, 2013 and December 31, 2012:

	Balance at	Quoted prices in active markets	Significant other observable inputs	Unobservable inputs
(in millions)	September 30, 2013	(Level 1)	(Level 2)	(Level 3)
ASSETS
Cash and cash equivalents	$126.7	$126.7	$—	$—
Other current assets
Derivative asset - current	8.1	—	8.1	—
	$134.8	$126.7	$8.1	$—
LIABILITIES
Derivative liability - current	$3.0	$—	$3.0	$—
	$3.0	$—	$3.0	$—

	Balance at	Quoted prices in active markets	Significant other observable inputs	Unobservable inputs
(in millions)	December 31, 2012	(Level 1)	(Level 2)	(Level 3)
ASSETS
Cash and cash equivalents	$272.9	$272.9	$—	$—
Other current assets
Derivative asset - current	2.1	—	2.1	—
	$275.0	$272.9	$2.1	$—
LIABILITIES
Derivative liability - current	$43.7	$—	$43.7	$—
	$43.7	$—	$43.7	$—
As of September 30, 2013 and December 31, 2012, the Company had no Level 3 fair value assets or liabilities. During the third quarter of 2012 and in conjunction with the IPO, the Company terminated the contingent consideration arrangements (margin support and earn-out) with MPC and settled all outstanding assets and liabilities by paying MPC $40 million in cash and by NT Holdings issuing a $45 million perpetual payment in kind preferred interest in NT Holdings to MPC.
The Company’s policy is to recognize transfers in and transfers out as of the actual date of the event or of the change in circumstances that caused the transfer. For the three and nine months ended September 30, 2013 and 2012, there were no transfers in or out of Levels 1, 2 or 3.
Assets not recorded at fair value on a recurring basis, such as property, plant and equipment, intangible assets and cost method investments, are recognized at fair value when they are impaired. During both the three and nine months ended September 30, 2013 and 2012, there were no adjustments to the fair value of such assets.
The carrying value of debt, which is reported on the Company’s consolidated balance sheets, reflects the cash proceeds received upon its issuance, net of subsequent repayments. The fair value of the 2020 Secured Notes disclosed below was determined based on quoted prices in active markets (Level 1).

	September 30, 2013		December 31, 2012
	Carrying	Fair	Carrying	Fair
(in millions)	Amount	Value	Amount	Value
2020 Secured Notes	$275.0	$278.4	$275.0	$282.9

15. ASSET RETIREMENT OBLIGATIONS
The following table summarizes the changes in asset retirement obligations:

	Nine Months Ended
(in millions)	September 30, 2013	September 30, 2012
Asset retirement obligation balance at beginning of period	$1.9	$1.5
Revisions of previous estimates	—	0.3
Costs incurred to remediate	(0.1)	—
Accretion expense	0.1	0.2
Asset retirement obligation balance at end of period	$1.9	$2.0

16. EQUITY-BASED COMPENSATION
The Company and its affiliates maintain two distinct equity-based compensation plans designed to encourage employees and directors of the Company and its affiliates to achieve superior performance. The initial plan (the “NT Investor Plan”) is sponsored by members of NT Investors, the parent company of NT Holdings, and granted profit unit interests in NT Investors. The second plan is maintained by the general partner of NTE LP and is referred to as the 2012 Long-Term Incentive Plan (“LTIP”). All equity-based compensation expense related to both plans is recognized by the Company.
LTIP
Approximately 9.2 million NTE LP common units are reserved for issuance under the LTIP. The LTIP was created concurrent with the IPO and permits the award of unit options, restricted units, phantom units, unit appreciation rights and other awards that derive their value from the market price of NTE LP’s common units. As of September 30, 2013, approximately 0.3 million units were outstanding under the LTIP, all of which were restricted units. The Company recognizes the expense on these restricted units ratably from the grant date until all units become unrestricted.
During the second quarter of 2013, the Company granted contingently issuable unit awards under the LTIP to certain members of management. These LTIP awards are in the form of restricted units and are contingent upon the Company’s achievement of a “cash available for distribution” target (as defined in the award agreement) for the twelve months ended December 31, 2013. The number of units ultimately issued under these grants can fluctuate above or below the target units (as defined in the award agreement) depending on actual cash available for distribution during 2013. As of September 30, 2013, the Company estimates that it will achieve its target.
A summary of the LTIP unit activity is set forth below:

	Number of LTIP units (in thousands)	Weighted Average Grant Date Price	Weighted Average Term Until Maturity
Outstanding at December 31, 2012	6.1	$25.69	3.0
Awarded	284.0	27.23	3.0
Cancelled	(2.8)	28.28	2.4
Outstanding at September 30, 2013	287.3	$27.19	3.0
As of September 30, 2013 and December 31, 2012, the total unrecognized compensation cost for LTIP restricted units was $6.0 million and $0.2 million, respectively.
NT Investor Plan
The NT Investor Plan is an equity participation plan which provides for the award of profit interest units in NT Investors to certain employees and independent non-employee directors of NTE LLC. Approximately 29 million profit interest units in NT Investors were reserved for issuance under the plan. The exercise price for a profit interest unit shall not be less than 100% of the fair market value of NT Investors equity units on the date of grant. Profit interest units vest in annual installments over a period of five years after the date of grant and expire ten years after the date of grant. Upon NT Investors meeting certain thresholds of distributions from NTE LLC and NTE LP, profit interest unit vesting will accelerate. Continued employment in any subsidiary of NT Investors is a condition of vesting and, as such, compensation expense is recognized in the Company’s financial statements based upon the fair value of the award on the date of grant. This compensation expense is a non-cash expense of the Company. The NT Investor Plan awards are satisfied by cash distributions made from NT Holdings and will not dilute cash available for distribution to the unitholders of NTE LP.
In January 2013, upon completion of the Company’s secondary public offering of 10.7 million common units owned by NT Holdings, all outstanding and unvested profit interest units under the NT Investor Plan became immediately vested. As a result, the Company accelerated all remaining unrecognized expense related to this plan resulting in a non-cash expense of $5.3 million recorded during the nine months ended September 30, 2013 related to this plan. This expense is included in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss). No further awards are planned to be issued from the NT Investor Plan.

17. DEFINED BENEFIT PLANS
Cash Balance Plan
During 2011, the Company initiated a defined benefit cash balance pension plan (the “Cash Balance Plan”) for eligible employees. Company contributions are made to the cash account of the participants equal to 5.0% of eligible compensation. Participants’ cash accounts also receive interest credits each year based upon the average thirty-year United States Treasury bond rate published in September preceding the respective plan year. Participants become fully vested in their accounts after three years of service. The net periodic benefit cost related to the Cash Balance Plan for the three months ended September 30, 2013 and 2012 was $0.5 million and $0.4 million, respectively, and for the nine months ended September 30, 2013 and 2012 was $1.5 million and $1.2 million, respectively. These costs related primarily to current period service costs.
Retiree Medical Plan
During 2012, the Company began to sponsor a plan to provide retirees with health care benefits prior to age 65 (the “Retiree Medical Plan”) for eligible employees. Eligible employees may participate in the Company’s health care benefits after retirement subject to cost-sharing features. To be eligible for the Retiree Medical Plan employees must have completed at least 10 years of service with the Company, inclusive of years of service with Marathon, and be between the ages of 55 and 65 years old. The net periodic benefit cost related to the Retiree Medical Plan for the three and nine months ended September 30, 2013 was $0.2 million and $0.5 million, respectively, related primarily to current period and prior service costs.
18. SUPPLEMENTAL CASH FLOW INFORMATION
Supplemental cash flow information is as follows:

	Nine Months Ended
(in millions)	September 30, 2013	September 30, 2012
Net cash from operating activities included:
Interest paid	$14.1	$18.6
Income taxes paid	2.0	—
Noncash investing and financing activities include:
Capital expenditures included in accounts payable	2.7	—
19. LEASING ARRANGEMENTS
As described in Note 5, concurrent with the Marathon Acquisition, certain Marathon assets (including real property interests and land related to 135 of the SuperAmerica convenience stores and the SuperMom’s bakery) were sold to a third party equity real estate investment trust. In connection with the closing of the Marathon Acquisition, the Company assumed the leasing of these properties from the real estate investment trust on a long-term basis.
In accordance with ASC Topic 840-40 “Sale Leaseback Transactions,” the Company determined that subsequent to the sale, it had a continuing involvement for a portion of these property interests due to potential environmental obligations or due to subleasing arrangements. For these respective properties, the fair value of the assets and the related financing obligation will remain on the Company’s consolidated balance sheet until the end of the lease term or until the continuing involvement is resolved. The assets are included in property, plant and equipment and are being depreciated over their remaining useful lives. The lease payments relating to these property interests are recognized as interest expense. Subsequent to the initial transaction, the Company’s continuing involvement ended for a subset of these stores and, as such, the related fair value of the assets and the financing obligation for these stores have been removed from the Company’s consolidated balance sheet.
The remainder of properties sold to the third party real estate investment trust are treated as operating leases. The Company also leases a variety of facilities and equipment under other operating leases, including land and building space, office equipment, vehicles, rail tracks for storage of rail tank cars near the refinery and numerous rail tank cars.
20. COMMITMENTS AND CONTINGENCIES
The Company is the subject of, or party to, contingencies and commitments involving a variety of matters. Certain of these matters are discussed below. The ultimate resolution of these contingencies could, individually or in the aggregate, be material to the Company’s consolidated financial statements. However, management believes that the Company will remain a viable and competitive enterprise even though it is possible that these contingencies could be resolved unfavorably.

Environmental Matters
The Company is subject to federal, state, local and foreign laws and regulations relating to the environment. These laws generally provide for control of pollutants released into the environment and require responsible parties to undertake remediation of hazardous waste disposal sites. Penalties may be imposed for noncompliance. At September 30, 2013 and December 31, 2012, liabilities for remediation totaled $1.5 million and $3.0 million, respectively. These liabilities are expected to be settled over at least the next 10 years. It is not presently possible to estimate the ultimate amount of all remediation costs that might be incurred or the penalties that may be imposed. Furthermore, environmental remediation costs may vary from estimates because of changes in laws, regulations and their interpretation; additional information on the extent and nature of site contamination; and improvements in technology. Receivables for recoverable costs from the state, under programs to assist companies in clean-up efforts related to underground storage tanks at retail marketing outlets, and others were $0.2 and $0.3 million at September 30, 2013 and December 31, 2012, respectively.
Franchise Agreements
In the normal course of its business, SAF enters into ten-year license agreements with the operators of franchised SuperAmerica brand retail outlets. These agreements obligate SAF or its affiliates to provide certain services including information technology support, maintenance, credit card processing and signage for specified monthly fees.
Guarantees
Certain agreements related to assets sold in the normal course of business contain performance and general guarantees, including guarantees regarding inaccuracies in representations, warranties, covenants and agreements, and environmental and general indemnifications that require the Company to perform upon the occurrence of a triggering event or condition. These guarantees and indemnifications were part of the normal course of selling assets. The Company has assumed these guarantees and indemnifications upon the Marathon Acquisition. However, in certain cases, MPC LP has also provided an indemnification in favor of the Company.
The Company is not typically able to calculate the maximum potential amount of future payments that could be made under such contractual provisions because of the variability inherent in the guarantees and indemnities. Most often, the nature of the guarantees and indemnities is such that there is no appropriate method for quantifying the exposure because the Company has little or no past experience associated with the underlying triggering event upon which a reasonable prediction of the outcome can be based. The Company is not currently making any payments relating to such guarantees or indemnifications.
21. SEGMENT INFORMATION
The Company has two reportable operating segments: Refining and Retail. Each of these segments is organized and managed based upon the nature of the products and services they offer. The segment disclosures reflect management’s current organizational structure.

•	Refining – operates the St. Paul Park, Minnesota refinery, terminal and related assets, and includes the Company’s interest in NTOT, MPL and MPLI, and

•	Retail – operates 163 convenience stores primarily in Minnesota and Wisconsin. The retail segment also includes the operations of NTB and SAF.
Operating results for the Company’s operating segments are as follows:

(in millions)	Refining	Retail	Other	Total
Three months ended September 30, 2013
Revenues
Customer	$1,051.9	$389.0	$—	$1,440.9
Intersegment	269.8	—	—	269.8
Segment revenues	1,321.7	389.0	—	1,710.7
Elimination of intersegment revenues	—	—	(269.8)	(269.8)
Total revenues	$1,321.7	$389.0	$(269.8)	$1,440.9
Income (loss) from operations	$27.8	$4.4	$(4.9)	$27.3
Income from equity method investment	$2.4	$—	$—	$2.4
Depreciation and amortization	$7.9	$1.7	$0.2	$9.8
Capital expenditures	$5.7	$1.9	$—	$7.6

(in millions)	Refining	Retail	Other	Total
Three months ended September 30, 2012
Revenues
Customer	$866.4	$397.1	$—	$1,263.5
Intersegment	284.7	—	—	284.7
Segment revenues	1,151.1	397.1	—	1,548.2
Elimination of intersegment revenues	—	—	(284.7)	(284.7)
Total revenues	$1,151.1	$397.1	$(284.7)	$1,263.5
Income (loss) from operations	$246.7	$1.2	$(48.5)	$199.4
Income from equity method investment	$2.8	$—	$—	$2.8
Depreciation and amortization	$6.4	$1.8	$0.1	$8.3
Capital expenditures	$5.4	$0.7	$0.2	$6.3
(in millions)	Refining	Retail	Other	Total
Nine months ended September 30, 2013
Revenues
Customer	$2,576.7	$1,110.4	$—	$3,687.1
Intersegment	778.4	—	—	778.4
Segment revenues	3,355.1	1,110.4	—	4,465.5
Elimination of intersegment revenues	—	—	(778.4)	(778.4)
Total revenues	$3,355.1	$1,110.4	$(778.4)	$3,687.1
Income (loss) from operations	$217.7	$13.0	$(23.9)	$206.8
Income from equity method investment	$7.6	$—	$—	$7.6
Depreciation and amortization	$22.1	$5.3	$0.4	$27.8
Capital expenditures	$73.6	$3.2	$0.1	$76.9
(in millions)	Refining	Retail	Other	Total
Nine months ended September 30, 2012
Revenues
Customer	$2,296.5	$1,121.3	$—	$3,417.8
Intersegment	788.3	—	—	788.3
Segment revenues	3,084.8	1,121.3	—	4,206.1
Elimination of intersegment revenues	—	—	(788.3)	(788.3)
Total revenues	$3,084.8	$1,121.3	$(788.3)	$3,417.8
Income (loss) from operations	$560.3	$5.2	$(138.7)	$426.8
Income from equity method investment	$8.7	$—	$—	$8.7
Depreciation and amortization	$18.5	$5.6	$0.5	$24.6
Capital expenditures	$10.7	$1.7	$0.9	$13.3
Intersegment sales from the refining segment to the retail segment consist primarily of sales of refined products which are recorded based on contractual prices that are market-based. Revenues from external customers are nearly all in the United States.
Total assets by segment were as follows:

(in millions)	Refining	Retail	Corporate/Other	Total
At September 30, 2013	$785.5	$135.4	$145.6	$1,066.5
At December 31, 2012	$706.1	$134.7	$296.0	$1,136.8
Total assets for the refining and retail segments exclude all intercompany balances. All cash and cash equivalents are included as corporate/other assets. All property, plant and equipment are located in the United States.

22. SUBSEQUENT EVENT
In connection with the issuance of the 2020 Secured Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the guarantors and the initial purchasers of the 2020 Secured Notes. Under the Registration Rights Agreement, the Company and the Guarantors agreed to cause to be filed with the Securities and Exchange Commission a registration statement with respect to an offer to exchange the 2020 Secured Notes for substantially identical notes that are registered under the Securities Act (the “Exchange Offer”). On October 1, 2010, the Securities and Exchange Commission declared the Exchange Offer registration statement effective and the Company commenced the Exchange Offer. The offer expired on October 29, 2013 and the Company completed the Exchange Offer on October 30, 2013.